Exhibit (h)(4)

AMENDMENT TO TRANSFER AGENCY AGREEMENT

This AMENDMENT (the “Amendment”) is made as of the Effective Date between Cavanal Hill Funds, a Massachusetts business trust (the “Trust”) and FIS Investor Services, LLC, a Delaware limited liability company and formerly known as SunGard Investor Services, LLC (“FIS”), and is made to the Amended and Restated Transfer Agency Agreement, dated March 31, 2015, between the Trust and FIS (as successor and assign to Citi Fund Services Ohio, Inc.) (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. For the avoidance of any doubt, references in the Agreement to “Citi” shall be deemed references to FIS.

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940 (the “1940 Act”), as amended, that consists of 12 separate funds (the “Funds”) offered in various classes (the “Classes”) as of the date hereof;

WHEREAS, FIS performs transfer agency services for the Trust and each investment portfolio of the Trust pursuant to the Agreement;

WHEREAS, FIS and the Trust wish to enter into this Amendment to the Agreement in order to ensure that the Agreement reflects the proper names of the various Funds and Classes, and the addition of a new Fund;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and FIS hereby agree as follows:

1.	Effective Date.

The effective date of this Amendment (the “Effective Date”) shall be December 28, 2020.

2.	Funds.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

3.	Miscellaneous.

(a)       This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein. Each reference to the Agreement in this Amendment and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Transfer Agency Agreement to be duly executed on the day and year written below and to become effective on the Effective Date.

CAVANAL HILL FUNDS

By:	/s/ Bill King
Name:	Bill King
Title:	President
Date:	December __, 2020

FIS INVESTOR SERVICES, LLC

By:
Name:
Title:
Date:	December __, 2020

SCHEDULE A

TO THE AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT

BETWEEN

CAVANAL HILL FUNDS

AND

FIS INVESTOR SERVICES, LLC

FUNDS AND CLASSES

U.S. Treasury Fund Administrative Service Institutional Select	Ultra Short Tax-Free Income Fund A Shares Investor Institutional
Government Securities Money Market Fund Administrative Institutional Select Premier	Active Core A Shares C Shares Investor Institutional
Limited Duration Fund A Shares Investor Institutional	Mid Cap Diverse Leadership Fund A Shares C Shares Investor Institutional
Moderate Duration Fund A Shares Investor Institutional	Opportunistic Fund A Shares C Shares Investor Institutional
Bond Fund A Shares Investor Institutional	World Energy Fund A Shares C Shares Investor Institutional
Strategic Enhanced Yield Fund A Shares Investor Institutional	Hedged Income Fund A Shares Investor Institutional